Exhibit 99(a)

                      Press Release on dividend declaration

                           issued on October 25, 2000


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                                                            Exhibit 99(a)
NEWS RELEASE

Contact: Michael B. High--(610) 941-4804
                  Executive Vice President and CFO
                  Progress Financial Corporation
                  4 Sentry Parkway - Suite 200
                  Blue Bell, PA   19422

For immediate release:

              Progress Financial Corporation Declares Cash Dividend

         Blue Bell, PA, October 25, 2000 - The Board of Directors of Progress Financial Corporation (the "Company" - Nasdaq: PFNC) has declared its regular quarterly cash dividend on its common stock, according to W. Kirk Wycoff, Chairman, President and Chief Executive Officer. The cash dividend of $.06 per share will be paid on November 10, 2000 to shareholders of record on October 31, 2000.

         Progress Financial Corporation is a unitary thrift holding company headquartered in Blue Bell, Pennsylvania. The business of the Company consists primarily of the operation of Progress Bank, which serves businesses and consumers through sixteen full service offices. The Company also offers a diversified array of financial services including equipment leasing through Progress Leasing Company, with offices in Blue Bell, Pennsylvania and Timonium, Maryland, and financial planning services and investments through Progress Financial Resources, Inc., headquartered in Philadelphia, Pennsylvania; and asset based lending through Progress Business Credit. In addition, the Company also conducts commercial mortgage banking and brokerage services through Progress Realty Advisors, Inc. with locations in Blue Bell, Pennsylvania; Richmond and Chesapeake, Virginia; Woodbridge, New Jersey; and Raleigh, North Carolina. The Company also receives fees for the construction and development of assisted living communities through Progress Development Corporation; venture capital activities managed by Progress Capital Management, Inc.; and financial and operational management consulting services for commercial clients through KMR Management, Inc. located in Willow Grove, Pennsylvania. The Company's common stock is traded on the Nasdaq Stock Market, National Market under the Symbol "PFNC".

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